Exhibit 6(iv)

[GRAPHIC APPEARS HERE]

I, Glenn C. Kenton Secretary of State of the State of Delaware, do hereby certify that the above and foregoing is a true and correct copy of Certificate of Change of Agent and Location of Registered Office of the “SECURITY FIRST LIFE INSURANCE COMPANY”, as received and filed in this office the twenty-sixth day of February, A.D. 1980, at 9 o’clock A.M.

In Testimony Whereof, I have hereunto set my hand and official seal at dover this twenty-sixth day of February in the year of our Lord one thousand nine hundred and eighty.

[GRAPHIC APPEARS HERE]

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED

OFFICE AND/OR REGISTERED AGENT

OF

SECURITY FIRST LIFE INSURANCE COMPANY

The Board of Directors of the Security First Life Insurance Company, a Corporation of Delaware, on this 8th Day of February, A.D. 1980, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is c/o Bayard, Brill & Handleman / 901 Market Street 300 Market Tower Street, in the City of Wilmington, in the County of New Castle.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is William G. Campbell.

The Security First Life Insurance Company, a Corporation of Delaware, doth hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its President and Attested by its Secretary, and its corporate seal to be hereto affixed, the eighth day of February A.D., 1980.

By:	/s/ Russell B. Pace, Jr.
Executive Vice President

(SEAL)

ATTEST: [SIGNATURE APPEARS HERE ]